PRICING SUPPLEMENT NO. 88  DATED                  Filed Pursuant to
APRIL 30, 1998 TO PROSPECTUS DATED                Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY            File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997

                       CMS ENERGY CORPORATION

 General Term Notes (servicemark of J.W. Korth & Company), Series D
             Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:          $ 522,000.00
Original Issue Date
  (Settlement Date)                  May 5, 1998
Stated Maturity Date:                April 15, 2003
Issue Price to Public:               100.00% of Principal Amount
Interest Rate:                       6.750% Per Annum
Interest Payment Dates:              June 15 and monthly thereafter
                                     Commencing June 15, 1998
Survivor's Option:                   [ X ] Yes   [   ] No
Optional Redemption:                 [ X ] Yes   [   ] No
Initial Redemption Date:             April 15, 2000
Redemption Price:                    100%

             Agent                   Principal Amount of Notes
                                       Solicited by Each Agent

Prudential Securities Incorporated   $ 192,000.00
First of Michigan Corporation        $  50,000.00
Roney & Co.                          $  32,000.00
J. W. Korth & Company                $ 248,000.00
             Total                   $ 522,000.00
                                       Per Note
                                     Sold by Agents
                                      To Public            Total

Issue Price:                         $   1,000.00      $ 522,000.00
Agent's Discount or Commission:      $       6.00      $   3,132.00
Maximum Dealer's Discount or
  Selling Concession:                $      13.00      $  6,786. 00
Proceeds to the Company:             $     981.00      $ 512,082.00

CUSIP Number:   12589QXU5